Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this amendment to the Registration Statement on Form F-1 of our report dated June 14, 2019, except for Notes 2, and 14, as to which the date is September 6, 2019 and Notes 11 and 13, as to which the date is November 1, 2019, with respect to the consolidated financial statements of Qilian International Holding Group Limited as of September 30, 2018 and 2017, and for the years then ended. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

November 1, 2019